As filed with the Securities and Exchange Commission on November 28, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ventas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1055020
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

111 South Wacker Drive, Suite 4800

Chicago, Illinois 60606

(877) 483-6827

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

T. Richard Riney

General Counsel

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky 40223

(502) 357-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David K. Boston, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, $0.25 par value	24,239,880	$19.18	$464,920,898	$18,271

(1)	The prospectus included herein relates to the securities registered under Registration Statement No. 333-65642, which registered 25,000,000 shares of common stock of the Registrant to be offered and sold pursuant to the Registrant’s Distribution Reinvestment and Stock Purchase Plan (“DRIP”) and which expires on December 1, 2008. This Registration Statement re-registers the 24,239,880 shares of common stock of the Registrant that remain unsold under the DRIP.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange on November 21, 2008.

PROSPECTUS

VENTAS, INC.

DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

24,239,880 Shares of Common Stock, Par Value $0.25 Per Share

We are pleased to offer you the opportunity to participate in a simple and convenient Distribution Reinvestment and Stock Purchase Plan available for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock. If you are an existing stockholder, you may elect to have your cash distributions automatically invested in additional shares of common stock. If you are either an existing stockholder or a new investor, you may purchase shares of common stock on a monthly basis with optional cash payments at the market price of common stock less a discount ranging between 0% and 5%. All purchases under the Plan are subject to certain dollar limitations described in this prospectus. The price of shares purchased with reinvested dividends will be based on whether shares are purchased directly from us or through open market purchases. If shares are purchased directly from us, the price will be 100%, less the discount for such quarter, if any, of the average of the high and low sales prices of the shares of common stock on the New York Stock Exchange on the investment date. If the shares are purchased through open market purchases, the price will be the weighted average of the actual prices paid for all of the shares of common stock purchased with all participants’ reinvested distributions for that particular distribution minus brokerage commissions. See Question 12 for further information regarding purchase prices.

This prospectus relates to 24,239,880 shares of common stock, par value $0.25 per share, which remain available for purchase under the Plan. Our Board of Directors previously approved the issuance of up to 25,000,000 shares of common stock under the Plan, and as of the date of this prospectus, we have issued and sold 760,120 shares. Our common stock is listed on the New York Stock Exchange under the trading symbol “VTR”. The closing price of the common stock on November 26, 2008 was $23.08 per share.

If you are eligible, you may begin participating in the Plan by completing the enclosed authorization form and returning it to the Plan Administrator in the envelope provided. Brokers and nominees may reinvest distributions and make optional cash payments on behalf of beneficial owners. Enrollment in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not wish to participate in the Plan, you do not need to take any action, and you will continue to receive your cash distributions, if and when declared, as usual.

Under the Plan, we will receive proceeds from the sale of newly issued common stock but will not receive any proceeds from open market sales.

Investing in our common stock involves a high degree of risk, including the possible loss of all of your investment. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE ENROLLING IN THE PLAN.

Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606, and our telephone number is (877) 483-6827.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, nor the information that we have previously filed with the Securities and Exchange Commission (the “Commission”) and incorporated by reference herein, is accurate as of any date other than the date of the document containing the information.

Unless the context otherwise requires, the terms “we,” “us,” “our” or similar terms and “Ventas” refer to Ventas, Inc., a Delaware corporation, together with its subsidiaries.

SUMMARY

The following summary description of our Distribution Reinvestment and Stock Purchase Plan is qualified by reference to the full text of the Plan, which appears elsewhere in this prospectus. Capitalized terms have the meanings given to them in the Plan.

Ventas, Inc.

We are a real estate investment trust, or REIT, with a geographically diverse portfolio of seniors housing and healthcare-related properties in the United States and Canada. With the exception of certain of our seniors housing communities that are managed by Sunrise Senior Living, Inc. (together with its subsidiaries, “Sunrise”) pursuant to long-term management agreements and our medical office buildings, we lease these properties to healthcare operating companies under “triple-net” or “absolute-net” leases, which require the tenants to pay all property-related expenses.

The Plan

PURPOSE	The purpose of the Plan is to provide our existing stockholders and interested new investors with a convenient and less costly method of purchasing shares of our common stock and investing all or a portion of their cash distributions in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the direct sale of our common stock.

SOURCE OF SHARES	Shares of common stock acquired under the Plan will be purchased either directly from us as newly issued or Treasury shares or on the open market, or by a combination of these methods, at our option, determined at least three business days prior to each applicable record date.

INVESTMENT OPTIONS	You may choose from the following options:

Full Distribution Reinvestment: The Plan Administrator will apply the cash distributions on all shares of common stock registered in your name and the cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that it receives from you, toward the purchase of additional shares of our common stock. Cash distributions in excess of $25,000 may be reinvested only with our prior approval.

Partial Distribution Reinvestment: The Plan Administrator will apply the cash distributions on the number of shares of common stock registered in your name that are specified by you and the cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that it receives from you, toward the purchase of additional shares of our common stock. The Plan Administrator will pay cash distributions on your remaining shares of common stock directly to you. Cash distributions in excess of $25,000 may be reinvested only with our prior approval.

Optional Cash Payments Only: You will continue to receive cash distributions on shares of common stock registered in your name, if any, in the usual manner. You may make optional cash payments to invest in additional shares of our common stock, subject to monthly minimum and maximum purchase limits.

You may change your investment options at any time by submitting a new authorization form to the Plan Administrator.

Cash distributions paid on all shares acquired under and held in the Plan will be automatically reinvested.

REINVESTED DISTRIBUTIONS	Reinvested distributions are subject to a purchase limit of $25,000 per quarter. Reinvested distributions in excess of $25,000 per quarter require our prior approval.

Each quarter, at least three business days prior to the applicable record date, we may establish a discount, ranging from 0% to 5%, from the market price applicable to reinvested distributions. The discount may vary each quarter, but once established will apply uniformly to all reinvested distributions made during that quarter. This discount feature applies only to the issuance of shares of common stock by us pursuant to reinvested distributions and does not apply to open market purchases made with optional cash payments or reinvested distributions.

OPTIONAL CASH PAYMENTS	Optional cash payments are subject to minimum and maximum purchase limits of $250 and $5,000, respectively, per month. Optional cash payments in excess of $5,000 require our prior approval. We may establish for any pricing period a minimum threshold price applicable to the investment of optional cash payments that exceed $5,000 and that are made pursuant to requests for waiver. A threshold price will only be established when shares of common stock will be purchased directly from us. A pricing period is a period of twelve consecutive trading days each month specified in advance by us.

Each month, at least three business days prior to the applicable record date, we may establish a discount, ranging from 0% to 5%, from the market price applicable to optional cash payments. The discount may vary each month, but once established will apply uniformly to all optional cash payments made during that month. This discount feature applies only to the issuance of shares of common stock by us pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments or reinvested distributions.

INVESTMENT DATE	With respect to reinvested distributions:

(x)	the investment date for shares of common stock purchased directly from us will be the distribution payment date; and

(y)	the investment date for shares of common stock purchased on the open market will be no later than ten business days after the distribution payment date.

With respect to optional cash payments:

(x)	the investment date for shares of common stock purchased directly from us and relating to an optional cash payment of $5,000 or less will be the last day of a pricing period;

(y)	the investment date for shares of common stock purchased directly from us and relating to an optional cash payment in excess of $5,000 (with our approval) will be each day in a pricing period on which the New York Stock Exchange is open for business. On each such day, 1/12 of your optional cash payment in that month will be invested. When the price on an investment date is less than the threshold price, if any, no investment will be made on that day and the corresponding portion of your optional cash payment will be returned to you; and

(z)	the investment date for open market purchases will be no later than 30 days after the applicable record date for the month.

PRICE	For reinvested distributions:

(x)	the price per share of common stock purchased directly from us will be 100%, less the discount for such quarter, if any, of the average of the high and low sales prices, computed to three decimal places, of the shares of common stock on the New York Stock Exchange on the investment date; and

(y)	the price per share of common stock purchased on the open market will be the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock purchased by the Plan Administrator with all participants’ reinvested distributions for such quarter. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases.

For optional cash payments:

(x)	the price per share of common stock purchased directly from us will be 100%, less the discount for such month, if any, of the average of the daily high and low sales prices, computed to three decimal places, of the shares of common stock as reported on the New York Stock Exchange for the trading day relating to each investment date. For optional cash payments in excess of $5,000 that we approve, when the price on a trading day is less than the threshold price, if any, no investment will be made on that day and the corresponding portion of your optional cash payment will be returned to you; and

(y)	the price per share of common stock purchased on the open market will be 100% (subject to change) of the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock purchased by the Plan Administrator with all participants’ optional cash payments for such month. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases.

EXPENSES	We will pay expenses incurred in connection with shares of common stock purchased directly from us pursuant to reinvested distributions or optional cash payments. With respect to shares of common stock purchased on the open market with reinvested distributions or optional cash payments, you will have to pay brokerage fees or commissions, which will be deducted before determining the number of shares to be purchased.

NO INTEREST PENDING INVESTMENT	No interest will be paid on cash distributions or optional cash payments pending investment or reinvestment under the terms of the Plan.

WITHDRAWAL	You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time by notifying the Plan Administrator in writing.

NUMBER OF SHARES OFFERED	Our Board of Directors previously authorized up to 25,000,000 shares of common stock for issuance under the Plan. As of the date of this prospectus, we have sold 760,120 shares, and 24,239,880 shares remain available for purchase under the Plan.

RISK FACTORS

Participating in the Plan and investing in our common stock will provide you with an equity ownership in Ventas. As one of our stockholders, you will be subject to the risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following risk factors, as well as other information contained in this prospectus and the documents incorporated by reference herein, before deciding to participate in the Plan and invest in shares of our common stock. These risks include, but are not limited to, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus, and any risks that may be described in other filings we make with the Commission.

Risks Relating to an Investment in Us through the Plan

•	You will not know the price at which you will be purchasing shares under the Plan until several days after you have made an investment decision.

•

Between the time that you decide to purchase shares through the Plan and the time of actual purchase, the price of shares of our common stock may fluctuate, or other information may become available to you that would affect your investment decision. Accordingly, you bear the risk of buying shares through the Plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of our common stock.

•	The market price of shares of our common stock may decline between the time you decide to sell shares of common stock in your Plan account and the time that your shares are actually sold.

•

If you decide to sell these shares, you may request that the Plan Administrator either sell your shares or issue a certificate to you so that a broker may sell your shares, which may take several days. If the market price of shares of our common stock declines during that time, you will have lost the opportunity to sell your shares at such higher price.

•

If you request that the Plan Administrator sell the shares held in your Plan account, you will not be able to direct the time or price at which your shares are sold. Although the Plan Administrator will attempt in good-faith to obtain the best price for you without delaying the sale of your shares, we cannot assure you that the Plan Administrator will be able to sell your shares at the highest possible price. Moreover, the Plan Administrator may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

Risks Arising from Our Business

We are dependent on Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) and Brookdale Senior Living Inc. (together with its subsidiaries, “Brookdale Senior Living”); Either of Kindred’s or Brookdale Senior Living’s inability or unwillingness to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required for us to continue to qualify as a REIT.

We are dependent on Kindred and Brookdale Senior Living in the following ways:

•

We lease a substantial portion of our properties to Kindred and subsidiaries of Brookdale Senior Living, and therefore Kindred and Brookdale Senior Living accounted for a significant portion of our total revenues in 2007 and 2006, and they are expected to continue to be significant sources of our revenues;

•

Since our master lease agreements with Kindred and our leases with subsidiaries of Brookdale Senior Living are triple-net leases, we depend on Kindred and those subsidiaries to pay insurance, taxes, utilities and maintenance and repair expenses required in connection with the leased properties; and

•

Kindred and certain subsidiaries of Brookdale Senior Living have agreed to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with their respective businesses.

We cannot assure you that Kindred or Brookdale Senior Living will have sufficient assets, income, access to financing and insurance coverage to enable it to satisfy its obligations under its agreements with us. In addition, any failure by Kindred or Brookdale Senior Living to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to attract and retain patients and residents in its properties. Any inability or unwillingness by Kindred or Brookdale Senior Living to satisfy its obligations under its agreements with us and any inability or unwillingness on its part to do so would have a material adverse effect on our business, financial condition, results of operation and liquidity, on our ability to service our indebtedness and other obligations and on our ability to make distributions to our stockholders, as required for us to continue to qualify as a REIT (a “Material Adverse Effect”).

We may be unable to find another tenant or operator for our properties if we have to replace Kindred, subsidiaries of Brookdale Senior Living or any of our other tenants or operators.

We may have to find another tenant or operator for the properties covered by one or more of our master lease agreements with Kindred or our leases with subsidiaries of Brookdale Senior Living or any of our other tenants or operators upon the expiration of the terms of the applicable lease or upon a default by Kindred or any of those subsidiaries, tenants or operators. During any period that we are attempting to locate one or more tenants or operators, there could be a decrease or cessation of rental payments on those properties. We cannot assure you that Kindred, subsidiaries of Brookdale Senior Living or any of our other tenants or operators will elect to renew their respective leases with us upon expiration of the terms thereof, nor can we assure you that we will be able to locate another suitable tenant or operator or, if we are successful in locating such a tenant or operator, that the rental payments from that new tenant or operator would not be significantly less than the existing rental payments. Our ability to locate another suitable tenant or operator may be significantly delayed or limited by various state licensing, receivership, certificate of need or other laws, as well as by Medicare and Medicaid change-of-ownership rules. We also may incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Any such delays, limitations and expenses could materially delay or impact our ability to collect rent, to obtain possession of leased properties or otherwise to exercise remedies for tenant default and could have a Material Adverse Effect on us.

We may encounter certain risks when implementing our business strategy to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare-related assets.

We intend to continue to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare-related assets domestically and internationally, subject to the contractual restrictions contained in our revolving credit facilities and the indentures governing our outstanding senior notes. Investments in and acquisitions of these properties, including the properties acquired in connection with the acquisition of the assets of Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”), entail general risks associated with any real estate investment, including risks that the investment will fail to perform in accordance with expectations, that the estimates of the cost of improvements necessary for acquired properties will prove inaccurate or that the tenant or operator will fail to meet performance expectations. In addition, investments in and acquisitions of properties outside the United States would subject us to legal, economic and market risks associated with operating in foreign countries, such as currency and tax risks. Any new development projects that we pursue would also be subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the risk of incurring development costs in connection with projects that are not pursued to completion. In addition, we may borrow to finance any investments in, and/or acquisitions or development of, seniors housing, healthcare-related and/or other properties, which would increase our leverage.

We compete for investment and acquisition opportunities with entities that have substantially greater financial resources than we do. Our ability to compete successfully for these opportunities is affected by many factors, including our cost of obtaining debt and equity capital at rates comparable to or better than our competitors. Competition generally may reduce the number of suitable investment and acquisition opportunities available to us and increase the bargaining power of property owners seeking to sell, thereby impeding our investment, acquisition and development activities. See “Business—Competition” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein. Even if we succeed in identifying and competing for investment or acquisition opportunities, these opportunities would subject us to the risk that the value of the properties or businesses we invest in or acquire could decrease substantially after such investment or acquisition, that we might be unable to accurately assess the value of properties or businesses that are not of the type we currently own or that the investment or acquisition would divert management’s attention from our existing business, some or all of which could have a Material Adverse Effect on us.

Furthermore, as we continue to implement our business strategy to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare-related assets or businesses, we intend to increase the number of operators of our properties and, potentially, our business segments. We cannot assure you that we will have the capabilities to successfully monitor and manage a portfolio of properties with a growing number of operators and/or manage such businesses.

Our investments are concentrated in seniors housing and healthcare-related properties, making us more vulnerable economically than if our investments were diversified.

We invest primarily in real estate—in particular, seniors housing and healthcare-related properties. Accordingly, we are exposed to the risks inherent in concentrating investments in real estate, and these risks are magnified by the fact that our real estate investments are limited to properties used in the seniors housing or healthcare industries. A downturn in the real estate industry could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us. A downturn in the seniors housing or healthcare industries could negatively impact our operators’ ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

Furthermore, the healthcare industry is highly regulated, and changes in government regulation and reimbursement in the past have had material adverse consequences on the industry in general, which consequences may not have been contemplated by lawmakers and regulators. We cannot assure you that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including our tenants and operators. Our ability to invest in non-seniors housing or non-healthcare-related properties is restricted by the terms of our revolving credit facilities, so these adverse effects may be more pronounced than if we diversified our investments outside of real estate or outside of seniors housing or healthcare.

Our tenants, managers and operators may be adversely affected by increasing healthcare regulation and enforcement.

We believe that the regulatory environment surrounding the long-term healthcare industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. This is particularly true for large for-profit, multi-facility providers like Kindred, Brookdale Senior Living and Sunrise.

The extensive federal, state and local laws and regulations affecting the healthcare industry include, but are not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements which may be entered into by healthcare providers. Federal and state governments have intensified enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties. See “Governmental Regulation—Healthcare Regulation” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein.

If our tenants, managers or operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses and the operation of our properties, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil and/or criminal penalties and/or be required to make significant changes to their operations. Our tenants, managers and operators also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In addition, failure of our tenants, managers or operators to comply with the applicable healthcare regulations could adversely affect its results of operations and financial condition and the results of operations of our properties operated or managed by it which, in turn, could have a Material Adverse Effect on us.

We are unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on our tenants, managers and operators, which, in turn, could have a Material Adverse Effect on us.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on certain of our tenants and operators.

Kindred and certain of our other tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. There continue to be various federal and state legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. See “Governmental Regulation—Healthcare Regulation” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein. In addition, private third-party payors have continued their efforts to control healthcare costs. We cannot assure you that adequate reimbursement levels will be available for services to be provided by Kindred and our other tenants and operators which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and certain of our other tenants and operators, which, in turn, could have a Material Adverse Effect on us.

The properties managed by Sunrise account for a significant portion of our revenues; If Sunrise experiences significant financial, legal, accounting or regulatory difficulties, it could have an adverse impact on our senior living operations.

Sunrise currently manages 79 of our seniors housing communities pursuant to long-term management agreements. These properties represent a substantial portion of our portfolio, based on their original cost, and account for a significant portion of our revenues. If Sunrise experiences significant financial, legal, accounting or regulatory difficulties, the diversion of Sunrise management and employee attention away from the operation of our properties could adversely affect the performance of our assets, which, in turn, could have a Material Adverse Effect on us. Any such issues could also harm Sunrise’s business reputation or its ability to attract and retain qualified employees and its ability to enlist and maintain residents in our properties, which also could have a Material Adverse Effect on us. The failure or inability of Sunrise to satisfy its financial, legal, accounting or regulatory requirements and to pay and perform its obligations could have a Material Adverse Effect on us.

We rely on Sunrise to manage a significant number of our seniors housing communities efficiently and effectively; Sunrise’s inability to do so could have a Material Adverse Effect on us.

Although we have various rights as owner under the Sunrise management agreements, we are relying on Sunrise’s personnel, good faith, expertise, historical performance, technical resources and information systems, proprietary information and judgment to manage a significant number of our seniors housing communities efficiently and effectively. We are also relying on Sunrise to set resident fees and otherwise operate those properties pursuant to our management agreements and in compliance with all applicable laws and regulations. Any change in the senior management of Sunrise or any adverse developments in Sunrise’s business and affairs, financial strength or ability to operate our properties efficiently and effectively could have a Material Adverse Effect on us. For example, we depend on Sunrise’s ability to attract and retain skilled management personnel who are responsible for the day-to-day operations of our seniors housing communities. A shortage of nurses or other trained personnel or general inflationary pressures may require that Sunrise enhance its pay and benefits package to compete effectively for such personnel, the costs of which are included in the operating budget for each property. Sunrise may not be able to offset such added costs by increasing the rates charged to residents. Any increase in these costs or any failure by Sunrise to attract and retain qualified personnel could adversely affect the income we receive from these properties. In addition, any inability or unwillingness on Sunrise’s part to satisfy its obligations under the management agreements it has with us could have a Material Adverse Effect on us.

We are exposed to various operational risks, liabilities and claims with respect to our seniors housing communities managed by Sunrise that may adversely affect our ability to generate revenues and/or increase our costs and could have a Material Adverse Effect on us.

Historically, we have leased our healthcare properties, other than our medical office buildings, to healthcare operating companies under triple-net leases, which require the tenants to pay all property-related expenses and to make rental payments to us. As a result of the Sunrise REIT acquisition, however, we are now exposed to various operational risks, liabilities and claims with respect to our Sunrise-managed properties that may adversely affect our ability to generate revenues and/or increase our costs, thereby reducing our profitability. These risks include fluctuations in occupancy levels, the inability to achieve economic resident fees (including anticipated increases in those fees), rent control regulations, increases in costs of materials, energy, labor and services, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements, professional and general liability claims and the availability and costs of professional and general liability insurance. Any one or a combination of these factors could result in operating deficiencies at our Sunrise-managed properties, which could have a Material Adverse Effect on us.

We have only limited rights to terminate our management agreements with Sunrise, and we may be unable to replace Sunrise if our management agreements are terminated or not renewed.

We and Sunrise are parties to long-term management agreements pursuant to which Sunrise currently provides comprehensive property management services with respect to 79 of our seniors housing communities. Each management agreement has a term of 30 years and may only be terminated by us upon the occurrence of an event of default by Sunrise in the performance of a material covenant or term thereof (including the revocation of any licenses or certificates necessary for operation), subject in each case to Sunrise’s rights to cure deficiencies, or upon the occurrence of certain insolvency events relating to Sunrise. We can also terminate the management agreement if a pool of properties fails to achieve a targeted net operating income level over a twelve-month period, other than as a result of a default by Sunrise. Consequently, in order to terminate Sunrise’s management agreement on a single underperforming property, we may be obligated to sell the property. If we were to exercise this remedy with respect to a large number of our seniors housing communities managed by Sunrise, the dispositions could have a Material Adverse Effect on us.

In the event that our management agreements with Sunrise are terminated for any reason or are not renewed upon expiration of their terms, we will have to find another manager for the properties covered by those agreements. We cannot assure you that we will be able to locate another suitable manager or, if we are successful in locating such a manager, that such manager will manage the properties as effectively as Sunrise. Any such inability or lengthy delay in replacing Sunrise as manager following termination or non-renewal of our management agreements could have a Material Adverse Effect on us.

We may not be able to realize the intended benefits of the Sunrise REIT acquisition, which could adversely affect our financial condition and results of operations.

The Sunrise REIT acquisition poses a number of risks, including the risks that:

•	the acquired properties may not perform as well as we anticipated due to various factors, such as disruptions caused by the integration of operations with us and changes in economic conditions;

•	because we do not manage the day-to-day operations of the acquired properties, we rely on Sunrise to provide accurate property-level financial results for our properties in a timely manner; and

•	we may experience greater than expected costs and/or may not realize the expected revenues, cost savings or development opportunities from the transaction within the expected timeframe, if at all.

If the liabilities we have assumed in the Sunrise REIT acquisition are greater than expected, or if there are unknown liabilities relating to the Sunrise REIT properties, our business could be materially and adversely affected.

We acquired our ownership interests in many of the Sunrise REIT properties through the acquisition of the entities that own these properties. These entities may be subject to liabilities unknown to us that, if asserted, could have a Material Adverse Effect on us, such as:

•	liabilities relating to the clean-up or remediation of undisclosed environmental conditions;

•	unasserted claims of vendors or other persons dealing with such entities;

•	liabilities, claims and litigation, whether or not incurred in the ordinary course of business, relating to periods prior to the Sunrise REIT acquisition;

•	claims for indemnification by general partners, directors, officers and others indemnified by such entities; and

•	liabilities for taxes relating to periods prior to the Sunrise REIT acquisition.

As a result, we cannot assure you that the Sunrise REIT acquisition will be successful or will not, in fact, harm our business. Among other things, if the liabilities we have assumed are greater than expected, or if there are obligations relating to the Sunrise REIT properties of which we were not aware at the time we completed the Sunrise REIT acquisition, our business could be materially and adversely affected.

Our current and future investments in joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

Through the Sunrise REIT acquisition and our resulting relationship with Sunrise pursuant to a strategic alliance agreement, we have acquired a 75% to 85% ownership interest in 61 seniors housing communities, with the minority interests in those communities being owned by affiliates of Sunrise. In addition, as of September 30, 2008, we owned eight medical office buildings through joint ventures with partners who typically provide management and leasing services for the properties. These joint ventures involve risks not present with respect to our wholly owned properties, including the following:

•

We may share decision-making authority with our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and any property held jointly thereby, such as the sale or financing of any such property or the making of additional capital contributions for the benefit of any such property, which may prevent us from taking actions that are opposed by our joint venture partners;

•

Prior consent of our joint venture partners may be required for a sale or transfer to a third party of our interests in the joint venture, which restricts our ability to dispose of our interests in the joint venture;

•

Our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture;

•

Our joint venture partners may have business interests or goals with respect to the property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

•

Disputes may develop with our joint venture partners over decisions affecting the property or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers and/or directors from focusing their time and effort on our business and possibly disrupt the day-to-day operations of the property, such as delaying the implementation of important decisions until the conflict or dispute is resolved; and

•	We may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

We may be adversely affected by fluctuations in currency exchange rates.

We currently own twelve seniors housing communities in the Canadian provinces of Ontario and British Columbia. As a result, we are subject to fluctuations in U.S. and Canadian exchange rates which may, from time to time, have an impact on our financial condition and results of operations. As we increase our international presence through investments in, and/or acquisitions or development of, seniors housing and/or healthcare-related assets outside the United States, we may transact additional business in currencies other than U.S. or Canadian dollars. Although we may decide to pursue hedging alternatives (including borrowing in local currencies) to protect against foreign currency fluctuations, we cannot assure you that any such fluctuations will not have a Material Adverse Effect on us.

Our revenues from the seniors housing communities managed by Sunrise are dependent on private pay sources; Events which adversely affect the ability of seniors to afford our daily resident fees could cause our occupancy rates, resident fee revenues and results of operations to decline.

Assisted and independent living services currently are not generally reimbursable under government reimbursement programs, such as Medicare and Medicaid. Accordingly, substantially all of the resident fee revenues generated by our Sunrise-managed properties are derived from private pay sources consisting of income or assets of residents or their family members. In general, because of the expense associated with building new properties and the staffing and other costs of providing services at these properties, only seniors with income or assets meeting or exceeding the comparable median in the regions where our properties are located typically can afford to pay the daily resident and care fees. Events such as economic downturns, changes in the housing market or changes in demographics could adversely affect the ability of seniors to afford these fees. If Sunrise is unable to attract and retain seniors with sufficient income, assets or other resources required to pay the fees associated with assisted and independent living services, our occupancy rates, resident fee revenues and results of operations could decline, which, in turn, could have a Material Adverse Effect on us.

Overbuilding in markets in which our seniors housing communities are located could adversely affect our future occupancy rates, operating margins and profitability.

Barriers to entry in the assisted living industry are not substantial. Consequently, the development of new seniors housing communities could outpace demand. If the development of new seniors housing communities outpaces demand for those communities in the markets in which our properties are located, those markets may become saturated. Overbuilding in our markets, therefore, could cause us to experience decreased occupancy, reduced operating margins and lower profitability.

Termination of resident lease agreements could adversely affect our revenues and earnings.

Applicable regulations governing assisted living communities generally require written resident lease agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident lease agreement for any reason on reasonable notice. Consistent with these regulations, the resident lease agreements signed by Sunrise with respect to our properties managed by it generally allow residents to terminate their lease agreements on 30 days’ notice. Thus, Sunrise cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements with terms of up to one year or longer. In addition, the resident turnover rate in our seniors housing communities may be difficult to predict. If a large number of resident lease agreements terminate at or around the same time, and if our units remained unoccupied, then our revenues and earnings could be adversely affected, which, in turn, could have a Material Adverse Effect on us.

Significant legal actions could subject our tenants, managers and operators to increased operating costs and substantial uninsured liabilities, which could materially adversely affect their liquidity, financial condition and results of operation.

Although claims and costs of professional liability insurance seem to be growing at a slower pace, our tenants, managers and operators have experienced substantial increases in both the number and size of professional liability claims in recent years. In addition to large compensatory claims, plaintiffs’ attorneys continue to seek significant punitive damages and attorneys’ fees.

Due to historically high frequency and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been restricted and the premiums on such insurance coverage remain very high. As a result, the insurance coverage of our tenants, managers and operators might not cover all claims against them or continue to be available to them at a reasonable cost. If our tenants, managers and operators are unable to maintain adequate insurance coverage or are required to pay punitive damages, they may be exposed to substantial liabilities.

Kindred insures its professional liability risks in part through a wholly owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence with no aggregate coverage limit. Coverage for losses in excess of those per occurrence levels is maintained through unaffiliated commercial insurance carriers up to an aggregate limit. The limited purpose insurance company then insures all claims in excess of the aggregate limit for the unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles which Kindred management has indicated that it believes are sufficient for its operations.

Our tenants, managers and operators, including without limitation, Kindred, that insure any part of their general and professional liability risks through their own captive limited purpose entities generally estimate the future cost of general and professional liability through actuarial studies which rely primarily on historical data. However, due to the increase in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and we cannot assure you that these tenants’, managers’ and operators’ reserves for future claims will be adequate to cover the actual cost of those claims. If the actual cost of claims is significantly higher than the tenants’, managers and operators’ reserves, it could have a material adverse effect on the results of operations at our properties operated by that tenant, manager or operator, the tenants’, managers’ and operators’ liquidity, financial condition and results of operation and on their ability to make payments to us or on our behalf, which, in turn, could have a Material Adverse Effect on us.

Our operators may be sued under a federal whistleblower statute.

Our operators who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. See “Governmental Regulation—Healthcare Regulation” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits were to be brought against our operators, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the operators’ liquidity, financial condition and results of operation and on their ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

If any of our properties are found to be contaminated, or if we become involved in any environmental disputes, we could incur substantial liabilities and costs.

Under federal and state environmental laws and regulations, a current or former owner of real property may be liable for costs related to the investigation, removal and remediation of hazardous or toxic substances or petroleum that are released from or are present at or under, or that are disposed of in connection with such property. Owners of real property may also face other environmental liabilities, including government fines and penalties imposed by regulatory authorities and damages for injuries to persons, property or natural resources. Environmental laws and regulations often impose liability without regard to whether the owner was aware of, or was responsible for, the presence, release or disposal of hazardous or toxic substances or petroleum. In certain circumstances, environmental liability may result from the activities of a current or former operator of the property. Although we are generally indemnified by the current operators of our properties for contamination caused by them, these indemnities may not adequately cover all environmental costs. See “Governmental Regulation—Environmental Regulation” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein.

We have assumed substantially all of Provident Senior Living Trust’s (“Provident”) liabilities, including contingent liabilities. If these liabilities are greater than expected, or if there are unknown Provident obligations, our business could be materially and adversely affected.

As a result of our acquisition of Provident in 2005, we have assumed substantially all of Provident’s liabilities, including contingent liabilities to which Provident succeeded when it acquired the ownership interests in the properties that are currently leased to Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”). We may learn additional information about Provident’s business and liabilities that adversely affects us, such as:

•	liabilities for clean-up or remediation of undisclosed environmental conditions;

•	unasserted claims of vendors or other persons dealing with Provident or the former property owners;

•

liabilities, whether or not incurred in the ordinary course of business, relating to periods prior to the Provident acquisition, including periods prior to Provident’s acquisition of the Brookdale and Alterra properties;

•	claims for indemnification by general partners, directors, officers and others indemnified by Provident or the former property owners; and

•	liabilities for taxes relating to periods prior to the Provident acquisition, including taxes associated with the acquisition or prior ownership of the Brookdale and Alterra properties.

As a result, we cannot assure you that the Provident acquisition will be successful or will not, in fact, harm our business. Among other things, if Provident’s liabilities are greater than expected, or if there are obligations of

Provident of which we were not aware at the time we completed the acquisition, or if the Provident acquisition fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it could have a Material Adverse Effect on us.

Risks Arising from Our Capital Structure

We may become more leveraged.

As of September 30, 2008, we had approximately $3.1 billion of indebtedness. Our revolving credit facilities and the indentures governing our outstanding senior notes permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings. A high level of indebtedness would require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, thereby reducing the funds available to implement our business strategy and to make distributions to stockholders. A high level of indebtedness could also have the following consequences:

•

potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare industries;

•	potential impairment of our ability to obtain additional financing for our business strategy; and

•	potential downgrade in the rating of our debt securities by one or more rating agencies, which could have the effect of, among other things, increasing our cost of borrowing.

We may be unable to raise additional capital necessary to continue to implement our business plan and to meet our debt payments.

In order to continue to implement our business plan and to meet our debt payments, we may need to raise additional capital. The amount of additional indebtedness we may incur is limited by the terms of our revolving credit facilities and the indentures governing our outstanding senior notes. In addition, adverse economic conditions may impact the availability of additional funds or could cause the terms on which we are able to borrow additional funds to become unfavorable. In those circumstances, we may be required to raise additional equity in the capital markets or liquidate one or more investments in properties at times that may not permit us to realize the maximum return on those investments, which could result in adverse tax consequences to us. Moreover, certain healthcare regulations may constrain our ability to sell assets. We cannot assure you that we will be able to raise the necessary capital to continue to implement our business plan or to meet our debt service obligations, and the failure to do so could have a Material Adverse Effect on us.

We have now, and may have in the future, exposure to floating interest rates, which could have the effect of reducing our profitability.

We receive a significant portion of our revenue by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual rent escalations, subject to certain limitations. Certain of our debt obligations are floating rate obligations with interest rate and related payments that vary with the movement of LIBOR, Bankers’ Acceptance or other indexes. The generally fixed rate nature of our revenues and the variable rate nature of certain of our obligations create interest rate risk and can have the effect of reducing our profitability or making our lease and other revenue insufficient to meet our obligations. The amount of floating rate debt versus fixed rate debt we may incur is not limited.

Risks Arising from Our Status as a REIT

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock.

If we lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, in such event we would no longer be required to pay dividends to maintain REIT status.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to remain qualified as a REIT for tax purposes. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for tax purposes.

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. See “Certain U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Annual Distribution Requirements” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein. The indentures governing our outstanding senior notes permit us to make annual distributions to our stockholders in an amount equal to the minimum amount necessary to maintain our REIT status so long as the ratio of our Debt to Adjusted Total Assets (as each term is defined in the indentures) does not exceed 60% and to make additional distributions if we pass certain other financial tests. However, distributions may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance investments, acquisitions or new developments.

Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions also may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

In the event that timing differences occur or we decide to retain cash or to distribute such greater amount as may be necessary to avoid income and excise taxation, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations; however, see “—Risks Arising from Our Capital Structure—We may be unable to raise additional capital necessary to continue to implement our business plan and to meet our debt payments.” The terms of our revolving credit facilities and the indentures governing our outstanding senior notes restrict our ability to engage in some of these transactions.

We may still be subject to corporate level taxes.

Following our REIT election and due to the acquisition of Provident, we are considered to be a former C corporation for income tax purposes. Therefore, we remain potentially subject to corporate level taxes for any additional Kindred asset dispositions occurring before December 31, 2008. Also, as a consequence of the Provident acquisition, we remain potentially subject to corporate level taxes if we dispose of any of the Brookdale properties before November 2014.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements regarding our expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they were made.

Our actual future results and trends may differ materially depending on a variety of factors discussed in our filings with the Commission and under “Risk Factors.” Factors that may affect our plans or results include without limitation:

•

The ability and willingness of our operators, tenants, borrowers, managers and other third parties, as applicable, to meet and/or perform the obligations under their various contractual arrangements with us;

•

The ability and willingness of Kindred, Brookdale and Alterra to meet and/or perform their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities under our respective contractual arrangements with Kindred, Brookdale and Alterra;

•

The ability of our operators, tenants, borrowers and managers, as applicable, to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities;

•

Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States;

•	The nature and extent of future competition;

•	The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•	Increases in our cost of borrowing;

•	The ability of our operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

•	The results of litigation affecting us;

•	Changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete;

•	Our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•	Our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	Final determination of our taxable net income for the year ending December 31, 2008;

•

The ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to relet our properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants;

•	Risks associated with our seniors housing communities managed by Sunrise, including the timely delivery of accurate property-level financial results for our properties;

•

Factors causing volatility in our revenues generated by our seniors housing communities managed by Sunrise, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs and professional and general liability claims;

•	The movement of U.S. and Canadian exchange rates;

•	Year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and our earnings;

•

The impact on the liquidity, financial condition and results of operations of our operators, tenants, borrowers and managers, as applicable, resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of our operators, tenants, borrowers and managers to accurately estimate the magnitude of these liabilities;

•	The ability and willingness of the lenders under our unsecured revolving credit facilities to fund, in whole or in part, borrowing requests made by us from time to time;

•	The impact of market or issuer events on the liquidity or value of our investments in marketable securities; and

•	The impact of any financial, accounting, legal or regulatory issues that may affect Sunrise.

We describe some of these risks and uncertainties in greater detail above under “Risk Factors” and in the risk factors that are incorporated or deemed to be incorporated by reference in this prospectus.

ABOUT VENTAS, INC.

We are a REIT with a geographically diverse portfolio of seniors housing and healthcare-related properties in the United States and Canada. As of September 30, 2008, this portfolio consisted of 517 assets: 253 seniors housing communities, 192 skilled nursing facilities, 41 hospitals and 31 medical office buildings and other properties in 43 states and two Canadian provinces. With the exception of 79 of our seniors housing communities that are managed by Sunrise pursuant to long-term management agreements and our medical office buildings, we lease these properties to healthcare operating companies under “triple-net” or “absolute-net” leases, which require the tenants to pay all property-related expenses. We also had real estate loan investments relating to seniors housing and healthcare-related third parties as of September 30, 2008.

We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, Limited Partnership, PSLT OP, L.P. and Ventas SSL, Inc., and ElderTrust Operating Limited Partnership, in which we own substantially all of the partnership units. Our primary business consists of financing, owning and leasing seniors housing and healthcare-related properties and leasing or subleasing those properties to third parties or operating those properties through independent third-party managers. We operate through two reportable business segments: triple-net leased properties and senior living operations.

Our business strategy is comprised of the following objectives: (1) diversifying our portfolio of properties; and (2) increasing our earnings. We intend to continue to diversify our real estate portfolio by operator, property type, geography and reimbursement source through investments in, and acquisitions and/or development of, additional seniors housing and/or healthcare-related assets across a wide spectrum.

We were incorporated in Kentucky in 1983, commenced operations in 1985 and reorganized as a Delaware corporation in 1987. Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606, and our telephone number is (877) 483-6827. We maintain a website on the Internet at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

THE PLAN

The following questions and answers explain and constitute the Plan. Stockholders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide a convenient and simple method for eligible stockholders to increase their holdings in us and for interested new investors to make an initial investment in us by investing their cash distributions and/or optional cash payments in additional shares of our common stock without payment of any brokerage commission or service charge, to the extent shares are purchased directly from us. See Question 5 for a description of the holders who are eligible to participate in the Plan. We may also use the Plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to stockholders and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts which participants may invest pursuant to the Plan’s optional cash payment feature will allow for these sales. See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors that we consider when granting waivers.

Under the Plan, if you purchase shares directly from us, we expect to use the net proceeds from the sale of those shares to repay indebtedness and for working capital and other general corporate purposes. The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of the shares of common stock acquired through the reinvestment of distributions or optional cash payments under the Plan. Those transactions may cause fluctuations in the price or trading volume of the shares of common stock. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible stockholders or interested new investors in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of shares of our common stock.

Options Available to You

2. What options are available under the Plan?

Eligible holders of our common stock and other interested investors may elect to participate in the Plan. You may elect to have cash distributions paid on all or a portion of your shares automatically reinvested in additional shares of common stock. However, distributions in excess of $25,000 may be reinvested only with our prior approval. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no minimum limitation on the amount of distributions you may reinvest under the distribution reinvestment feature of the Plan.

Each month, you may also elect to invest optional cash payments in additional shares of common stock, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. You may make optional cash payments each month even if you do not reinvest distributions.

Benefits and Disadvantages

3. What are the benefits and disadvantages of the Plan?

Benefits:

•

The Plan provides you with the opportunity to automatically reinvest cash distributions paid on all or a portion of your common stock in additional shares of common stock without payment of any brokerage commission or service charge, but only to the extent shares are purchased directly from us. At our discretion, purchases of shares directly from us may be made at a discount to the market price.

•

Whether you are an eligible stockholder or a new investor, the Plan provides you with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum purchase limits, for the purchase of additional shares of common stock. If you purchase the shares of common stock directly from us, you will not pay any brokerage commission or service charge. At our discretion, purchases of shares directly from us may be made at a discount to the market price.

•

For distributions in excess of $25,000, all cash distributions paid on your shares can be fully invested in additional shares of common stock, subject to the availability of shares of common stock registered for issuance under the Plan and our prior approval. Cash distributions paid on all full and fractional shares held in the Plan account will be automatically reinvested.

•	The Plan Administrator, at no charge to you, provides for the safekeeping of shares of common stock credited to your Plan account.

•	Periodic statements reflecting all current activity, including purchases, sales and latest balances, will simplify your record keeping. See Question 22 for information concerning reports to you.

Disadvantages:

•

The availability of a market discount is at our discretion, as determined from time to time. Therefore, you may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively. Each month or quarter, we may lower or eliminate the discount without prior notice to you. We may also, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan Administrator directly from us or in the open market.

•

Neither we nor the Plan Administrator will pay interest on distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, for optional cash payments in excess of $5,000, if the threshold price, if any, is not met for any trading day during the related pricing period, those optional cash payments in excess of $5,000 may be subject to return to you without interest. See Question 17.

•

With respect to optional cash payments, the actual number of shares to be issued to your Plan account will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period you will not know the actual number of shares you have purchased.

•	With respect to optional cash payments, the market price may exceed the price at which shares are trading on the investment date when the shares are issued.

•

Because optional cash payments must be received by the Plan Administrator prior to the related pricing period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to you unless you send a written request to the Plan Administrator at least five business days prior to the record date for the investment date with respect to that payment. See Questions 18 and 20.

•

There is a nominal fee per transaction, a brokerage commission and applicable share transfer taxes on resales that you may be required to pay to the Plan Administrator if you request that the Plan Administrator sell some or all of your shares of common stock credited to your Plan account. See Questions 21 and 27.

•

If you choose to reinvest cash distributions, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date. You will have to use other funds (or sell a portion of the common stock received) to fund the resulting tax liability.

•	Prospective investors should carefully consider the matters described under “Risk Factors” in this prospectus prior to making an investment in the shares of common stock.

Administration

4. Who administers the Plan?

We have retained National City Bank, as plan administrator (the “Plan Administrator”), to administer the Plan, keep records of your accounts, send statements of account activity to you and perform certain other duties relating to the Plan. See Question 22 for information concerning reports to you. Shares purchased for you under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee on your behalf. The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for our common stock. In the event that the Plan Administrator resigns or otherwise ceases to act as the plan administrator, we will appoint a new plan administrator. Correspondence with the Plan Administrator should be sent to:

NATIONAL CITY BANK

REINVESTMENT SERVICES DEPARTMENT

P.O. BOX 94946

CLEVELAND, OHIO 44101-4946

TELEPHONE: (800) 622-6757

FACSIMILE: (216) 257-8367

Please mention Ventas, Inc. and this Plan in all correspondence.

Participation

5. Who is eligible to participate?

A “record owner” (which means a stockholder who owns shares of common stock in his or her own name) or a “beneficial owner” (which means a stockholder who beneficially owns shares of common stock that are registered in a name other than his or her own name, for example, in the name of a broker, bank or other nominee) may participate in the Plan. A record owner may participate directly in the Plan. A beneficial owner must either become a record owner by having one or more shares transferred into his or her own name or coordinating with his or her broker, bank or other nominee to participate in the Plan on his or her behalf. A broker, bank or other nominee acting on behalf of a beneficial owner must have a separate account for each beneficial owner who is a participant in the Plan and for whom it acts as the broker, bank or other nominee. In addition, interested investors who are not stockholders may participate in the Plan through the optional cash payment feature. See Question 6.

We may terminate, by written notice, at any time any participant’s individual participation in the Plan if that participation would be in violation of the restrictions contained in our Amended and Restated Certificate of Incorporation or Third Amended and Restated By-laws. Those restrictions prohibit any person or group of persons, other than existing holders whose limitations are subject to certain provisions in the Amended and

Restated Certificate of Incorporation, from acquiring or holding, directly or indirectly, beneficial ownership of a number of our shares of beneficial interest of common stock or preferred stock in excess of 9.0% of the number or value of the outstanding shares of common stock and 9.9% of the number or value of the outstanding shares of preferred stock. The meanings given to the terms “group” and “beneficial ownership” may cause a person who individually owns less than 9.0% of the shares of common stock outstanding or 9.9% of the shares of preferred stock outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Amended and Restated Certificate of Incorporation provides that in the event a person acquires shares of beneficial interest in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a beneficiary designated by our Board of Directors. Under the Amended and Restated Certificate of Incorporation, certain transfers or attempted transfers that would jeopardize our qualification as a REIT for tax purposes may be void to the fullest extent permitted by law.

6. How does an eligible stockholder or interested new investor participate?

Record owners and interested new investors may join the Plan by completing and signing the authorization form included with the Plan and returning it to the Plan Administrator at the address set forth in Question 4. A postage-paid envelope is provided for this purpose. Authorization forms may be obtained at any time by written request to National City Bank or by telephoning the Plan Administrator at (800) 622-6757.

Beneficial owners must instruct their brokers, banks or other nominees to complete and sign the authorization form. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, that broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the Plan Administrator in order to participate in the optional cash payment feature of the Plan. The broker, bank or other nominee will forward the completed authorization form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the beneficial owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee Form, which is required to be used for optional cash payments of a beneficial owner whose broker, bank or other nominee holds the beneficial owner’s shares in the name of a major securities depository. See also Question 16.

If a record owner or the broker, bank or other nominee on behalf of a beneficial owner submits a properly executed authorization form without electing an investment option, such authorization form will be deemed to indicate the intention of such record owner or beneficial owner, as the case may be, to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional shares of common stock. See Question 7 for investment options.

7. What does the authorization form provide?

The authorization form appoints the Plan Administrator as your agent and directs us to pay to the Plan Administrator your cash distributions on all or a specified number of shares of common stock that you own on the applicable record date, as well as on all whole and fractional shares of common stock credited to your Plan account. The authorization form directs the Plan Administrator to purchase on the investment date (as defined in Question 11) additional shares of common stock with those distributions and optional cash payments, if any, made by you. See Question 8 for a discussion of the Broker and Nominee Form that the broker, bank or other nominee uses for optional cash payments of a beneficial owner if the broker, bank or other nominee holds the beneficial owner’s shares in the name of a major securities depository. The authorization form also directs the Plan Administrator to reinvest automatically all subsequent cash distributions with respect to shares of common stock credited to your Plan account. Distributions will continue to be reinvested on the number of shares of common stock that you own on the applicable record date and on all shares of common stock credited to your Plan account until you withdraw from the Plan (see Questions 26 and 27), or we terminate the Plan. See Question 6 for additional information about the authorization form.

The authorization form provides for the purchase of additional shares of common stock through the following investment options:

(1) If you elect “Full Distribution Reinvestment,” the Plan Administrator will apply the cash distributions on all shares of common stock then or subsequently registered in your name, and the cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that it receives from you, toward the purchase of additional shares of common stock; provided that cash distributions in excess of $25,000 may be reinvested only with our prior approval.

(2) If you elect “Partial Distribution Reinvestment,” the Plan Administrator will apply the cash distributions on the number of shares of common stock registered in your name and specified on the authorization form, and the cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that it receives from you, toward the purchase of additional shares of common stock; provided that cash distributions in excess of $25,000 may be reinvested only with our prior approval. The Plan Administrator will pay cash distributions on your remaining shares of common stock directly to you.

(3) If you elect “Optional Cash Payments Only,” you will continue to receive cash distributions on shares of common stock registered in your name, if any, in the usual manner. However, the Plan Administrator will apply the cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that it receives from you, toward the purchase of additional shares of common stock. See Question 8 for a discussion of the Broker and Nominee Form that the broker, bank or other nominee uses for optional cash payments of a beneficial owner if the broker, bank or other nominee holds the beneficial owner’s shares in the name of a major securities depository.

You may select any one of these three options. In each case, the Plan Administrator will reinvest the cash distributions on all shares of common stock credited to your Plan account, including cash distributions on shares of common stock purchased with any optional cash payments, until you withdraw from the Plan altogether, or until we terminate the Plan. If you would prefer to receive cash payments of distributions paid on shares of common stock credited to your Plan account rather than reinvest such distributions, you must withdraw those shares from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of shares of common stock credited to your Plan account.

You may change your investment options at any time by requesting a new authorization form and returning it to the Plan Administrator at the address set forth in Question 4. See Question 11 for the effective date for any change in investment options.

8. What does the Broker and Nominee Form provide?

The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of that beneficial owner. A Broker and Nominee Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a beneficial owner. Broker and Nominee Forms will be furnished upon request to the Plan Administrator at the address or telephone number specified in Question 4.

Prior to submitting the Broker and Nominee Form, the broker, bank or other nominee for a beneficial owner must submit a completed authorization form on behalf of the beneficial owner. See Questions 6 and 7.

THE PLAN ADMINISTRATOR MUST RECEIVE THE BROKER AND NOMINEE FORM AND APPROPRIATE INSTRUCTIONS BY NO LATER THAN THE APPLICABLE RECORD DATE OR THE PLAN ADMINISTRATOR WILL NOT INVEST THE OPTIONAL CASH PAYMENT UNTIL THE FOLLOWING INVESTMENT DATE.

9. Is partial participation possible under the Plan?

Yes. Record owners or the broker, bank or other nominee for beneficial owners may designate on the authorization form a number of shares for which distributions are to be reinvested, subject to our prior approval for reinvestment of distributions in excess of $25,000. Distributions will thereafter be reinvested only on the number of shares specified, and the record owner or beneficial owner, as the case may be, will continue to receive cash distributions on the remainder of the shares.

10. When may an eligible stockholder or interested new investor join the Plan?

A record owner, beneficial owner or interested new investor may join the Plan at any time. Once in the Plan, you remain in the Plan until you withdraw from the Plan, we or the Plan Administrator terminates your participation in the Plan or we terminate the Plan. See Question 27 regarding withdrawal from the Plan.

11. When will distributions be reinvested and optional cash payments be invested?

When shares are purchased from us, the Plan Administrator will make those purchases on the investment date in each month or quarter, as the case may be. The investment date with respect to a reinvested distribution will be either the distribution payment date for shares of common stock acquired directly from us, or, in the case of open market purchases, typically the distribution payment date, but no later than ten business days following the distribution payment date. The investment date with respect to shares of common stock acquired directly from us and relating to optional cash payments of $5,000 or less will be the last day (or pricing period conclusion date) of a pricing period (as defined below). The investment date with respect to shares of common stock acquired directly from us and relating to an optional cash payment in excess of $5,000 made pursuant to a request for waiver will be each day on which the New York Stock Exchange is open for business in a pricing period, on which day 1/12 of your optional cash payment in that month will be invested. The investment date with respect to shares of common stock purchased on the open market and relating to optional cash payments will be no later than 30 days from the corresponding record date. With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the twelve consecutive investment dates in each month constitutes the relevant “pricing period.” See Schedule A attached hereto for a list of the expected 2009 pricing period commencement dates and conclusion dates (with the pricing period conclusion date being the investment date for optional cash payments of $5,000 or less).

When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases. However, when the Plan Administrator makes open market purchases, the Plan Administrator is required to use its reasonable best efforts to purchase the shares at the lowest possible price.

If the Plan Administrator receives the authorization form prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Plan Administrator receives the authorization form on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if you are still a stockholder of record. Record dates for payment of distributions normally precede payment dates by approximately ten days.

See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that you may make each month and Question 18 for information as to when the Plan Administrator must receive optional cash payments in order to be invested on each investment date. The Plan Administrator will allocate shares and credit shares, computed to three decimal places, to your account as follows: (1) shares purchased from us will be allocated and credited as of the appropriate investment date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan

Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN YOUR BEST INTEREST TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

Purchases and Prices of Shares

12. What will be the price to participants of shares purchased under the Plan?

Reinvested Distributions

With respect to reinvested distributions, the price per share of common stock acquired directly from us will be 100%, less the discount for such quarter, if any, of the average of the high and low sales prices, computed to three decimal places, of the shares of common stock on the New York Stock Exchange on the investment date (as defined in Question 11), or if no trading occurs in the shares of common stock on the investment date, the average of the high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported.

Each quarter, at least three business days prior to the applicable record date (as defined in Question 13), we may establish the discount from the market price applicable to reinvested distributions and will notify the Plan Administrator of the same. The discount may be between 0% and 5% of the market price and may vary each quarter, but once established will apply uniformly to all reinvested distributions made during that quarter. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but current information regarding the discount applicable to the next investment date may be obtained by contacting our general counsel, T. Richard Riney, at (502) 357-9000. Setting a discount for an investment date will not affect the setting of a discount for any subsequent investment date. This discount feature applies only to the issuance of shares of common stock by us pursuant to reinvested distributions and does not apply to open market purchases made with reinvested distributions or optional cash payments.

The price per share of common stock acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants’ reinvested distributions for that particular distribution by us. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases. (If you desire to opt out of the distribution reinvestment feature of the Plan when the shares of common stock relating to distribution reinvestments will be purchased in the open market, you must notify the Plan Administrator prior to the close of business on the first business day preceding the record date for the related distribution payment date. For information as to the source of the shares of common stock to be purchased under the Plan, see Question 15.)

Optional Cash Payments

With respect to optional cash payments, the price per share of the common stock acquired directly from us will be 100%, less the discount for such month, if any, of the average of the daily high and low sale prices, computed to three decimal places, of the shares of common stock as reported on the New York Stock Exchange for the trading day relating to each investment date (as defined in Question 11 above) or, if no trading occurs in the shares of common stock on such trading day, for the trading day immediately preceding such investment date for which trades are reported. A “trading day” means a day on which trades in the shares of common stock are reported on the New York Stock Exchange.

Each month, at least three business days prior to the applicable record date (as defined in Question 18), we may establish the discount from the market price applicable to optional cash payments and will notify the Plan Administrator of the same. The discount may be between 0% and 5% of the market price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but current information regarding the discount applicable to the next pricing period may be obtained by contacting our general counsel, T. Richard Riney, at (502) 357-9000. Setting a discount for an investment date will not affect the setting of a discount for any subsequent investment date. This discount feature applies only to the issuance of shares of common stock by us pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments or reinvested distributions.

The price per common share acquired through open market purchases with optional cash payments will be 100% (subject to change) of the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants’ optional cash payments for the related month. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases.

Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases. However, when open market purchases are made by the Plan Administrator, the Plan Administrator is required to use its best efforts to purchase the shares at the lowest possible price.

All references in the Plan to the “market price” when it relates to distribution reinvestments which will be reinvested in shares of common stock acquired directly from us will mean the average of the high and low sales prices, computed to three decimal places, of the shares of common stock on the New York Stock Exchange on the investment date, or if no trading occurs in the shares of common stock on the investment date, the average of the high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. With respect to distribution reinvestments which will be reinvested in shares of common stock purchased in the open market, “market price” will mean the weighted average of the actual prices paid, net of commissions, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants’ reinvested distributions for the related distribution. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases. All references in the Plan to the “market price” for optional cash payments which will be invested in shares of common stock acquired directly from us will mean the average of the daily high and low sales prices of the shares of common stock as reported on the New York Stock Exchange on the trading day relating to each investment date or, if no trading occurs in the shares of common stock on that investment date, for the first trading day immediately preceding that investment date for which trades are reported. With respect to optional cash payments which will be invested in shares of common stock purchased in the open market, “market price” will mean the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants’ optional cash payments for the related month. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases.

13. What are the record dates and investment dates for distribution reinvestment?

For the reinvestment of distributions, the “record date” is the record date declared by the Board of Directors for that distribution. Likewise, the distribution payment date declared by the Board of Directors constitutes the investment date applicable to the reinvestment of that distribution with respect to shares of common stock acquired directly from us, except that if any such date is not a business day, the first business day immediately following such date will be the investment date. The investment date with respect to shares of common stock that the Plan Administrator purchases in open market transactions will typically be made on the distribution payment date, but will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the investment date using the applicable market price (as defined in Question 12), subject to our prior approval for reinvestment of distributions in excess of $25,000. Distributions in excess of $25,000 not approved for reinvestment by us will be paid in cash. Generally, record dates for quarterly distributions on the shares of common stock will precede the distribution payment dates by approximately ten days. See Schedule A for a list of the expected 2009 distribution record and payment dates. Please refer to Question 18 for a discussion of the record dates and investment dates applicable to optional cash payments.

14. How will the number of shares purchased for you be determined?

Your Plan account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of shares of common stock that you own on the applicable record date and shares of common stock credited to your Plan account and available for investment on the related investment date, or the amount of any optional cash payments made by you and available for investment on the related investment date. Subject to the availability of shares of common stock registered for issuance under the Plan and our prior approval for reinvestment of distributions in excess of $25,000, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

15. What is the source of shares of common stock purchased under the Plan?

Shares of common stock credited to your Plan account will be purchased either directly from us, in which event such shares will be authorized but unissued shares or treasury shares, or on the open market, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the shares of common stock to be purchased under the Plan at least three business days prior to the relevant record date, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of common stock to be purchased under the Plan, but current information regarding the source of the shares of common stock may be obtained by contacting our general counsel, T. Richard Riney, at (502) 357-9000.

16. How does the optional cash payment feature of the Plan work?

All record owners and interested new investors who have timely submitted signed authorization forms indicating their intention to participate in the optional cash payment feature, and all beneficial owners whose brokers, banks or other nominees have timely submitted signed authorization forms indicating their intention to participate in the optional cash payment feature (except for beneficial owners whose brokers, banks or other nominees hold the shares of the beneficial owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a distribution is declared. If a broker, bank or other nominee holds shares of a beneficial owner in the name of a major securities depository, optional cash payments must be made through the use of the Broker and Nominee Form. See Question 8. Optional cash payments must be accompanied by an authorization form or a Broker and Nominee Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from you no later than one business day prior to the commencement of that month’s pricing period (as defined in Question 12) to the purchase of additional shares of common stock for your account on the following investment date (as defined in Question 11).

17. What limitations apply to optional cash payments?

Each optional cash payment is subject to monthly minimum and maximum purchase limits of $250 and $5,000, respectively. For purposes of these limitations, all Plan accounts under your common control or management (which will be determined at our sole discretion) will be aggregated. Generally, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by us, will be returned to you without interest at the end of the relevant pricing period.

You may make optional cash payments of up to $5,000 each month without our prior approval, subject to our right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock. Optional cash payments in excess of $5,000 may be made by you only upon our acceptance of a completed request for waiver form from you and the Plan Administrator’s receipt of that form. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted requests for waiver. A request for waiver form must be received each month by us and the Plan Administrator and accepted by us, and notice of our acceptance must have been received by the Plan Administrator no later than the record date (as defined in Question 18) for the applicable investment date. Request for waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 4. Waivers will be accepted only with respect to actual record owners and not for the benefit of beneficial owners or multiple participants. If you are interested in obtaining further information about a request for waiver, you should contact our general counsel, T. Richard Riney, at (502) 357-9000 or the Plan Administrator at (800) 622-6757.

Waivers will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for shares of common stock and our other securities, general economic and market conditions, expected aberrations in the price or trading volume of the shares of common stock, the potential disruption of the price of the shares of common stock by a financial intermediary, the number of shares of common stock that you hold, your past actions under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in our absolute discretion.

YOU ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

Unless we waive our right to do so, we may establish for any pricing period a minimum threshold price applicable only to the investment of optional cash payments that exceed $5,000 and that are made pursuant to requests for waiver, in order to provide us with the ability to set a minimum price at which shares of common stock will be sold under the Plan each month pursuant to such requests. A threshold price will only be established when shares of common stock will be purchased directly from us on the applicable investment date. We will, at least three business days prior to each record date (as defined in Question 18), determine whether to establish a threshold price and, if a threshold price is established, its amount and so notify the Plan Administrator. The determination whether to establish a threshold price and, if a threshold price is established, its amount will be made by us at our discretion after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to whether a threshold price has been established for any pricing period, but current information regarding the threshold price may be obtained by contacting our general counsel, T. Richard Riney at (502) 357-9000 or the Plan Administrator at (800) 622-6757.

The threshold price for optional cash payments made through requests for waiver, if established for any pricing period, will be a stated dollar amount that the average of the high and low sales prices of the shares of common stock on the New York Stock Exchange for each trading day of the relevant pricing period must equal or exceed. In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from that pricing period and no investment will occur on the corresponding investment date. For each trading day on which the threshold price is not satisfied, 1/12 of each optional cash payment made by you pursuant to a request for waiver will be returned to you, without interest, as soon as practicable after the end of the applicable pricing period. Thus, for example, if the threshold price is not satisfied for three of the twelve trading days in a pricing period, 3/12 of your optional cash payment made pursuant to a request for waiver will be returned to you by check, without interest, as soon as practicable after the end of the applicable pricing period. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable pricing period. This return procedure will only apply when shares are purchased directly from us for optional cash payments made through requests for waiver and we have set a threshold price with respect to the relevant pricing period. See Question 15.

Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. The threshold price concept and return procedure discussed above apply only to optional cash payments made through requests for waiver.

For any pricing period, we may waive our right to set a threshold price for optional cash payments made through requests for waiver. You may ascertain whether the threshold price applicable to a given pricing period has been set or waived, as applicable, by contacting our general counsel, T. Richard Riney, at (502) 357-9000 or the Plan Administrator at (800) 622-6757.

For a list of expected dates by which the threshold price will be set in 2009, see Schedule A.

THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN SHARES OF COMMON STOCK ARE TO BE PURCHASED FROM US ON THE APPLICABLE INVESTMENT DATE. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE (SUBJECT TO CHANGE) LESS THE DISCOUNT, IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

18. What are the record dates and investment dates for optional cash payments?

Optional cash payments will be invested every month as of the related investment date. The “record date” for optional cash payments is one business day prior to the commencement of the related pricing period. The “investment date” for optional cash payments of $5,000 or less is the last day of the pricing period (or pricing period conclusion date), and the “investment date” for optional cash payments of greater than $5,000 made through requests for waivers is each day on which the New York Stock Exchange is open for business in a pricing period.

Optional cash payments that the Plan Administrator receives by the record date will be applied to the purchase of shares of common stock on the investment dates which relate to that pricing period. No interest will be paid by us or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the record date will be returned to you without interest at the end of the pricing period. You may resubmit those optional cash payments prior to the commencement of the next or a later pricing period.

For a schedule of expected record dates and pricing period commencement and conclusion dates in 2009, see Schedule A.

19. When must the Plan Administrator receive optional cash payments?

Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of shares of common stock for your account during the next pricing period. See Question 18. In order for funds to be invested during the next pricing period, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first trading day of the ensuing pricing period and that check, money order or wire transfer must have cleared on or before the first investment date in such pricing period. Wire transfers may be used only if the Plan Administrator approves it verbally in advance. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to National City Bank and submitted together with, initially, the authorization form or, subsequently, the form for additional investments attached to your statements. Checks returned for any reason will not be resubmitted for collection.

NO INTEREST WILL BE PAID BY US OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN YOUR BEST INTEREST TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

In order for payments to be invested on the first investment date in a pricing period, in addition to the receipt of good funds by the first investment date in a pricing period, the Plan Administrator must be in receipt of an authorization form or a Broker and Nominee Form, as appropriate, as of the same date. See Questions 6 and 8.

20. May optional cash payments be returned?

Upon telephone or written request to the Plan Administrator received at least five business days prior to the record date for the investment date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to you as soon as practicable. Requests received less than five business days prior to such date will not be returned, but instead will be invested on the next related investment date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the end of the pricing period for each trading day that does not meet the threshold price, if any, applicable to optional cash payments made pursuant to requests for waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to you as soon as practicable.

21. Are there any expenses to you in connection with your participation under the Plan?

You will have to pay brokerage fees or commissions on shares of common stock purchased on the open market with reinvested distributions or optional cash payments, which fees or commissions will be first deducted before determining the number of shares to be purchased. You will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments when shares of common stock are acquired directly from us. We will pay all other costs of administration of the Plan. However, if you request that the Plan Administrator sell all or any portion of your shares (see Question 27), you will incur prorated brokerage commissions and service charges of the Plan Administrator. All costs of the sale will be deducted from the proceeds paid to you.

Reports to You

22. What kind of reports will be sent to you?

You will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of the shares of common stock, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service information for reporting distributions paid.

Distributions on Fractions

23. Will you be credited with distributions on fractions of shares?

Yes.

Certificates for Shares of Common Stock

24. Will certificates be issued for shares purchased?

No. Shares of common stock purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the Plan unless you submit a written request to the Plan Administrator or until your participation in the Plan is terminated. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account. You should mail this request to the Plan Administrator at the address set forth in the answer to Question 4. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

25. In whose name will certificates be registered when issued?

Your Plan account is maintained in the name in which your certificates were registered at the time of your enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request. If you are a beneficial owner, you should place the request through your banker, broker or other nominee. See Question 6. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account. If you wish to withdraw your shares and have any or all of the full shares held in their Plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature by a member firm of a Medallion Signature Guaranty Program.

Withdrawals and Termination

26. When may you withdraw from the Plan?

You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time. If the request to withdraw is received prior to a distribution record date set by the Board of Directors for determining stockholders of record entitled to receive a distribution, the request will be processed on the day following the Plan Administrator’s receipt of the request.

If the Plan Administrator receives your request to withdraw on or after a distribution record date, but before the payment date, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such distribution payment date. All distributions subsequent to such distribution payment date or investment date will be paid in cash unless you re-enroll in the Plan, which may be done at any time.

Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal at least five business days prior to the record date for the investment date with respect to which optional cash payments have been delivered to the Plan Administrator.

27. How do you withdraw from the Plan?

If you wish to withdraw from the Plan with respect to all or a portion of the shares held in your Plan account, you must notify the Plan Administrator in writing at its address set forth in the answer to Question 4. Upon your withdrawal from the Plan or termination of the Plan by us, certificates for the appropriate number of whole shares credited to your account under the Plan will be issued. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature by a member firm of a Medallion Signature Guaranty Program.

Upon withdrawal from the Plan, you may also request in writing that the Plan Administrator sell all or part of the shares credited to your Plan account. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator and any applicable share transfer taxes, generally within five business days of the sale.

Cash will be paid in lieu of any fraction of a share, based on the prevailing market price. Such cash will be reported as taxable proceeds.

28. Are there any automatic termination provisions?

Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable, shares will be purchased for the participant with the related cash distribution or optional cash payment and participation in the Plan will not terminate until after such distribution or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the participant’s account and the participant’s shares and any cash distributions paid thereon will be forwarded to the participant’s legal representative.

Participation in the Plan may be terminated if all whole shares have been disbursed from your stockholder account and your Plan account, leaving only a fraction of a share.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF SHARES OF COMMON STOCK OR INTERESTED NEW INVESTORS IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN OUR SOLE DISCRETION, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE SHARES OF COMMON STOCK.

Other Information

29. What happens if you sell or transfer all of the shares registered in your name?

If you dispose of all shares registered in your name and all shares held in your Plan account, and are not shown as a record owner on a distribution record date, you may be terminated from the Plan as of that date and the termination will be treated as though a withdrawal notice had been received prior to the record date.

30. What happens if we declare a distribution payable in shares or declare a share split?

Any distribution payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your Plan account will be added to that account. Share distributions or split shares which are attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of stockholders not participating in the Plan.

31. How will shares held by the Plan Administrator be voted at meetings of stockholders?

If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the Plan. If you are a beneficial owner, you will receive a proxy covering shares held in the Plan through your broker, bank or other nominee.

If a proxy is returned properly signed (unless returned electronically) and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed (unless returned electronically) but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed (unless returned electronically) or improperly completed, shares registered in your name may be voted only by you in person; neither we nor the Plan Administrator will vote such shares.

32. What are our responsibilities and the Plan Administrator’s responsibilities under the Plan?

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws.

We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33. May the Plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the Plan at any time. Notice will be sent to you of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

We may appoint a successor administrator or agent in place of the Plan Administrator at any time. You will be promptly informed of any such appointment.

34. What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to current stockholders who participate in the Plan. New investors and current stockholders should read the discussion in our Annual Report on Form

10-K for the year ended December 31, 2007, which is incorporated by reference herein, under the caption “Certain U.S. Federal Income Tax Considerations” for a summary of federal income tax considerations related to the ownership of our common stock. The following summary is based upon an interpretation of current federal tax law. You should consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of shares of common stock acquired pursuant to the Plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

Current Stockholders

To the extent that the following pertains to matters of law or legal conclusions, we refer you to the tax opinion filed as an exhibit to the registration statement, of which this prospectus forms a part.

In the case of shares of common stock purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased directly from us or on the open market, you will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the entire amount of the cash distribution regardless of the extent to which it was reinvested.

In addition, if you are a current stockholder and you purchase common shares from us at a discount pursuant to the optional cash payment or reinvested distribution features of the Plan, you will be treated for federal income tax purposes as having received a distribution from us in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the common shares on the investment date less the amount of the optional cash payment or cash distributions reinvested, as applicable. The amount of brokerage fees and services charges, if any, paid by us on your behalf will also be treated for federal income tax purposes as a distribution from us to you.

Any distribution described above will be taxable as a dividend to the extent of our current and accumulated earnings and profits. To the extent the distribution is in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of our shares.

In the case of shares of common stock purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, you should not be treated for federal income tax purposes as having received a distribution from us.

General

Your holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the investment date. You will have a tax basis in the shares of common stock equal to the amount of cash used to purchase the shares, in the case of open market purchases, or the fair market value of the shares plus the amount of any brokerage fees and service charges paid by us on your behalf, in the case of purchases made directly from us.

You will not realize any taxable income upon receipt of certificates for whole shares of common stock credited to your account, either upon your request for those shares or upon termination of your participation in the Plan. You will recognize gain or loss upon the sale or exchange of shares of common stock acquired under the Plan. You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares of common stock or fractional share equivalent and the tax basis thereof.

35. How are income tax withholding provisions applied to you?

If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held for your account will be subject to federal income tax backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals, or the then current rate. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

If you are a foreign stockholder, you need to provide the required federal income certifications to establish your status as a foreign stockholder in order for the backup withholding rate not to apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30% (or a lower treaty rate), but may be as much as 35% for certain types of income. Certain distributions or portion of a distribution to a foreign stockholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as a dividend under federal income tax laws. If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase shares of common stock.

36. Who bears the risk of market fluctuations in our shares of common stock?

Your investment in shares held in the Plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

37. How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final. We may adopt additional terms and conditions of the Plan, and its operation will be governed by the laws of the State of Delaware.

38. What are some of your responsibilities under the Plan?

Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator. You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of common stock or cash held by the Plan Administrator except as expressly provided in the Plan.

USE OF PROCEEDS

We do not know the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not on the open market by the Plan Administrator. We expect to use the net proceeds from the sale of newly issued shares of common stock to repay indebtedness and for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of common stock in open market transactions, the shares of common stock acquired under the Plan will be sold directly by us through the Plan. We may sell shares of common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of common stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to us for shares of common stock acquired under the Plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the shares of common stock will be named in an applicable prospectus supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the shares of common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement.

Except with respect to open market purchases of shares of common stock relating to reinvested distributions or optional cash payments, we will pay all brokerage commissions and related expenses incurred in connection with purchases of shares of common stock under the Plan. With respect to open market purchases of shares of common stock, brokerage commissions are currently charged at a rate of approximately $0.035 per share. Such commissions are subject to change from time to time. Upon withdrawal from the Plan by the sale of shares of common stock held in your Plan account, you will receive the proceeds of such sale less any brokerage commissions and service charges paid to the Plan Administrator (if such resale is made by the Plan Administrator at your request), and any applicable transfer taxes. Our estimated expenses, which include legal, accounting, printing, administrative and registration fees, in connection with the distribution of shares through the Plan, are approximately $148,271.

Shares of common stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

DESCRIPTION OF COMMON STOCK

The summary of the terms of the common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, and our Third Amended and Restated Bylaws, as amended, each of which is incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, and incorporated by reference herein.

General

Our Amended and Restated Certificate of Incorporation provides that we may issue up to 310,000,000 shares of stock, consisting of 300,000,000 shares of common stock, par value $0.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of October 31, 2008, 143,293,231 shares of common stock and no preferred shares were issued and outstanding.

All shares of common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of our Amended and Restated Certificate of Incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities. Subject to certain provisions of our Amended and Restated Certificate of Incorporation, shares of common stock have equal distribution, liquidation and other rights.

Certain Anti-Takeover Provisions

In order to preserve our ability to maintain REIT status, our Amended and Restated Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding common stock, the shares that are beneficially owned in excess of such 9% limit are considered to be “excess shares.” Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date we buy the shares, and we may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. The Board of Directors may grant waivers from the excess share limitations.

LEGAL MATTERS

The legality of the shares of common stock offered pursuant to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan was passed upon by Willkie Farr & Gallagher LLP, New York, New York Certain federal income tax matters were also passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Current Report on Form 8-K filed on November 24, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement, of which this prospectus is a part. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements, information statements and other information with the Commission. Reports, proxy statements, information statements and other information filed by us with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, DC 20549. Please call the Commission at 1-800- SEC-0330 for further information about its public reference facilities, including copy charges. You may also find our filings on the Commission’s website at www.sec.gov. We are a publicly held corporation, and our common stock is traded on the New York Stock Exchange under the symbol “VTR.” Reports, proxy statements, information statements and other information can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein, and our web address is included in this prospectus as an inactive textual reference only.

Statements contained or deemed to be incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

We are incorporating by reference in this prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the registration statement, of which this prospectus forms a part.

(1)	our Annual Report on Form 10-K for the year ended on December 31, 2007;

(2)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 (as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2008);

(3)	our Current Reports on Form 8-K filed with the Commission on January 30, 2008, February 14, 2008 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition or under Item 7.01, Regulation FD Disclosure), March 11, 2008, April 9, 2008, May 7, 2008 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition or under Item 7.01, Regulation FD Disclosure), May 21, 2008, May 23, 2008, August 11, 2008, August 14, 2008, September 10, 2008 and November 24, 2008;

(4)	our Definitive Proxy Statement for our 2008 Annual Meeting of Stockholders, filed with the Commission on April 4, 2008; and

(5)	the description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on January 23, 1992, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. You may also obtain from the Commission a copy of the registration statement, of which this prospectus forms a part, and exhibits to the registration statement. The registration statement may contain additional information that may be important to you.

SCHEDULE A

2009

COMMON SHARE DISTRIBUTION REINVESTMENTS 1

Discount Set Date	Record Date	Investment Date [2]
March 10	March 13	March 31
June 9	June 12	June 30
September 8	September 11	September 30
December 9	December 15	December 30

OPTIONAL CASH PAYMENTS

Threshold Price and Discount Set Date	Record Date and Optional Cash Payment Due Date	Pricing Period Commencement Date	Pricing Period Conclusion Date [3]
January 2	January 7	January 8	January 26
February 2	February 5	February 6	February 24
March 2	March 5	March 6	March 23
April 1	April 6	April 7	April 23
May 1	May 6	May 7	May 22
June 1	June 4	June 5	June 22
July 1	July 7	July 8	July 23
August 3	August 6	August 7	August 24
September 1	September 4	September 8	September 23
October 1	October 6	October 7	October 22
November 2	November 5	November 6	November 23
December 1	December 4	December 7	December 22

[1]

The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and distribution payment dates will be determined by the Board of Directors.

[2]

The investment date (and pricing date) with respect to shares of common stock purchased directly from us will be the distribution payment date declared by the Board of Directors. The investment date with respect to shares of common stock purchased on the open market will typically be the distribution payment date, but will be no later than ten business days following the distribution payment date. See Question 11.

[3]	The pricing period conclusion date is also the investment date with respect to optional cash payments of $5,000 or less.

NEW YORK STOCK EXCHANGE HOLIDAYS

2009
New Year’s Day	January 1
Martin Luther King, Jr. Day	January 19
Washington’s Birthday/Presidents’ Day	February 16
Good Friday	April 10
Memorial Day	May 25
Independence Day	July 3 (observed)
Labor Day	September 7
Thanksgiving Day	November 26
Christmas	December 25

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses (all of which have been or are to be paid by the Registrant) in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee	$18,271
Printing and duplicating expenses	15,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Administration fees and expenses	50,000
Miscellaneous	5,000

Total	$148,271

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers us to, and Article VII of our Amended and Restated Certificate of Incorporation, as amended, provides that we will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. We may provide by action of our Board of Directors through agreement, resolution or by a provision in our Third Amended and Restated By-Laws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of our Amended and Restated Certificate of Incorporation.

Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts, unless it is ultimately determined that that person is entitled to be indemnified by us as authorized by the DGCL. Expenses incurred by a person in any capacity other than one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as our Board of Directors deems appropriate.

Pursuant to Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation eliminates certain liability of our directors for breach of their fiduciary duty of care. Article VI of the Amended and Restated Certificate of Incorporation provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors. Article VI does not, however, eliminate the liability of our directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

The indemnification provided for by Article VII of our Amended and Restated Certificate of Incorporation is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to our Amended and Restated Certificate of Incorporation or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article VII of our Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of our Amended and Restated Certificate of Incorporation or the DGCL.

We currently have in effect directors’ and officers’ liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under the policies is $55,000,000 in the aggregate annually for coverages in excess of deductibles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 16.	EXHIBITS

Exhibit No.	Description
3.1	Ventas, Inc. Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

3.2	Ventas, Inc. Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 1997).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).

5	Opinion of Willkie Farr & Gallagher LLP, as to the legality of the shares being offered.

8	Opinion of Willkie Farr & Gallagher LLP regarding tax matters.

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibits 5 and 8).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on the signature page hereto).

99	Authorization Form (incorporated herein by reference to Exhibit 99 to our Registration Statement on Form S-3, as amended (File No. 333-65642)).

Item 17. UNDERTAKINGS

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) We hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 28th day of November, 2008.

VENTAS, INC.

By:	/s/ DEBRA A. CAFARO
Debra A. Cafaro Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Ventas, Inc., hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of November, 2008:

Signature	Title

/S/ DEBRA A. CAFARO Debra A. Cafaro	Chairman of Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ RICHARD A. SCHWEINHART Richard A. Schweinhart	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ ROBERT J. BREHL Robert J. Brehl	Chief Accounting Officer and Controller (Principal Accounting Officer)

/S/ DOUGLAS CROCKER II Douglas Crocker II	Director

/S/ RONALD G. GEARY Ronald G. Geary	Director

/S/ JAY M. GELLERT Jay M. Gellert	Director

Signature	Title

/S/ ROBERT D. REED Robert D. Reed	Director

/S/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Director

/S/ JAMES D. SHELTON James D. Shelton	Director

/S/ THOMAS C. THEOBALD Thomas C. Theobald	Director

EXHIBIT INDEX

Exhibit No.	Description
3.1	Ventas, Inc. Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

3.2	Ventas, Inc. Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 1997).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).

5	Opinion of Willkie Farr & Gallagher LLP, as to the legality of the shares being offered.

8	Opinion of Willkie Farr & Gallagher LLP regarding tax matters.

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibits 5 and 8).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on the signature page hereto).

99	Authorization Form (incorporated herein by reference to Exhibit 99 to our Registration Statement on Form S-3, as amended (File No. 333-65642)).